                                                                    Exhibit 23.2

[GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Hagler Bailly
--------------------------------------------------------------------------------
PHB Hagler Bailly, Inc.                                           Alan L. Madian
1776 Eye Street, NW                                        Senior Vice President
Washington, DC 20006-3700
Tel 202-828-3928
Fax 202-296-3858
E-mail amadian@haglerbailly.com

October 28, 1999

AES Ironwood, L.L.C.
829 Cumberland Street
Lebanon, PA  17042

Lehman Brothers Inc.
3 World Financial Center
New York, NY 10285

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Dresdner Kleinwort Benson
  North America LLC
75 Wall Street
New York, NY 10005

Re:      AES Ironwood Project

Dear Sirs:

         PHB Hagler Bailly, Inc. hereby submits our Report on Projected Competitiveness of the AES Ironwood Project in the PJM Market, dated June 1, 1999 (the "Report"). We hereby consent to the inclusion of the Report as an appendix to the Prospectus included in a Registration Statement on Form S-4 which will be filed with the Securities and Exchange Commission by AES Ironwood, L.L.C. (the "Company") in connection with the exchange of the Company's outstanding 8.857% Senior Secured Bonds due 2025 for the Company's 8.857% Exchange Senior Secured Bonds due 2025 and to the reference to us as experts under the heading "Experts" in the Prospectus, as long as the material included (and any summaries or discussions of the material) includes the points noted in the Foreward of the Report.

Very truly yours,

/s/ Alan L. Madian
------------------------
Alan L. Madian
Senior Vice President


                         Professional Services Worldwide